EXHIBIT 33.2

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING CRITERIA

St.George Custodial Pty Limited (the “Asserting Party”) is responsible for assessing compliance as of September 30, 2007 and for the period from March 15, 2007 (the date of issuance of the Crusade Global Trust No. 1 of 2007 transaction subject to the requirements of Regulation AB) through September 30, 2007 (the “Reporting Period”) with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), except for criteria 1122(d)(1)(i), 1122(d)(1)(iii)-(iv), 1122(d)(2), 1122(d)(3) and 1122(d)(4)(iii)-(xv) in the CFR, which the Asserting Party has concluded are not applicable to the activities it performs, directly or through its vendor, with respect to the asset-backed securities transactions covered by this report (the “Applicable Servicing Criteria”).

The Asserting Party has engaged a vendor (the “Vendor”), whom is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, to perform specific, limited or scripted activities, and the Asserting Party elects to take responsibility for assessing compliance with that portion of the Applicable Servicing Criteria, specifically, criteria 1122(d)(4)(ii), applicable to such Vendor’s activities (the “Vendor Applicable Servicing Criteria”).

The transactions covered by this report include asset-backed securities transactions for which the Asserting Party acted as custodian that are backed by the same asset type backing the class of asset-backed securities of the Crusade Global Trust No. 1 of 2007 (including the Crusade Global Trust No. 1 of 2007 asset-backed securities transaction), that were completed on or after January 1, 2006 and that were registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 (the “Platform”).

The Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the Applicable Servicing Criteria. The Asserting Party has assessed its compliance with the Applicable Servicing Criteria as of September 30, 2007 and for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

The Asserting Party has not identified and is not aware of any material instance of noncompliance by the Vendor with the Vendor Applicable Servicing Criteria as of September 30, 2007 and for the Reporting Period with respect to the Platform taken as a whole. The Asserting Party has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendor with the Vendor Applicable Servicing Criteria as of September 30, 2007 and for the Reporting Period with respect to the Platform taken as a whole.

KPMG, an independent registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with the Applicable Servicing Criteria as of September 30, 2007 and for the Reporting Period as set forth in this assessment.

St.George Custodial Pty Limited

/s/ Peter Clare

Name: Peter Clare

Title: Group Executive

Date: 4 December 2007